CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Fund X Investment Trust with respect to FundX Upgrader Fund and FundX Aggressive Upgrader Fund, each a series of FundX Investment Trust, and to the use of our report dated November 19, 2021 on the financial statements and financial highlights included in the 2021 Annual Report. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference on Form N-14.

    /s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
September 26, 2022